EXHIBIT 10.1

Amendment & Transfer of Promissory Note

Mark Wolf

The following terms set forth the amendment and transfer of the Promissory Note between Mark C. Wolf (“Mr. Wolf” or “Payee”) and Entia Biosciences, Inc. (“Entia” or “Company”) formerly Total Nutraceutical Solutions, Inc.

WHEREAS, the promissory note with Mr. Wolf was dated February 18, 2010 in the principal amount of $50,000 with interest to accrue at 6% per annum and a maturity date of December 31, 2011.  After the maturity date we had been in negotiations, on and off, with Mr. Wolf concerning the possible extension of his promissory note.

WHEREAS, Mr. Wolf holds preferred shares of Entia stock.

NOW THEREFOR, Mr. Wolf has requested to transfer his rights and ownership as the Payee of the note to Larry Johnson and Entia agrees to the transfer in exchange for the following consideration:

1.

The Term of the Note is extended until December 31, 2013.

2.

Mr. Wolf consents to vote his ownership position with management and the Entia Board of Directors on all present and future matters concerning the Anti-Dilution Provision of the Series A Preferred Stock.

3.

Mr. Wolf will agree to a Consulting Arrangement (to be made at a later date) with the Company.  Wherein he will advise the Company on Marketing, Product Development, and Distribution opportunities in Asia.  As compensation for these services the Company will agree to issue Mr. Wolf a 5 year Option to purchase 30,000 shares of stock (ERGO) at $0.50 per share vesting equally over 12 months.

In Witness Whereof, the parties hereto have caused this Amendment and Transfer to the Promissory Note to be executed as of the 21st day of June 2013.

Accepted By

Entia Biosciences, Inc.

By: /s/ Marvin S. Hausman, M.D.

Marvin S. Hausman, CEO

Date:  6/20/13

Mr. Wolf

By: /s/ Mark C. Wolf

Mark C. Wolf

Date:  6/20/13